EXHIBIT 15

SEVENTH AMENDMENT TO
AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

This Amendment to Amended and Restated Limited Liability Company Agreement of DAL Group, LLC (the “Amendment”) is made effective as of December 1, 2010 by DAL Group, LLC (the “Company”).  This Amendment will become effective upon receipt of approval by the Company and the Majority Interest Members (as defined below) (the “Effective Date”).

Background

A.
The Company adopted a limited liability company agreement on March 20, 2007, and amended and restated it on May 1, 2009.  The Company adopted, and is now subject to, an Amended and Restated Limited Liability Company Agreement as of January 15, 2010, amended as of March 23, 2010, as of May 3, 2010, as of July 26, 2010, as of October 28, 2010 and as of November 19, 2010 (the “Operating Agreement”).

B.	The Company desires to amend the definition of “Specified Exchange Date” contained in Appendix A of the Operating Agreement.

C.	Pursuant to Section 12.1 of the Operating Agreement, this amendment to the Operating Agreement must be approved by all members of the Company (the “Majority Interest Members”).

Now, therefore, the Company and the Members hereby agree as follows.

Amendment

1.           Amendment.  The definition of “Specified Exchange Date” set forth in Appendix A of the Operating Agreement shall be amended and restated as follows:

“Specified Exchange Date” means the tenth (10th) Business Day after the receipt by Chardan of a Notice of Exchange or, if later, January 18, 2011; provided, however, that the Specified Exchange Date or the closing of an Exchange, on any Specified Exchange Date, may be deferred, in Chardan’s sole and absolute discretion, for such time (but in any event not more than sixty (60) days in the aggregate after the Specified Exchange Date) as may reasonably be required to effect, as applicable, compliance with the Securities Act or other law (including, (a) state “blue sky” or other securities laws, and (b) the expiration or termination of the applicable waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976).  A Notice of Exchange may be given prior to the Restriction Expiration Date.

2.           Miscellaneous.

(a)           Except as specifically amended by this Amendment, the Operating Agreement shall remain in full force and effect and is hereby ratified and confirmed.

(b)           This Amendment shall be construed as one with the Operating Agreement, and the Operating Agreement shall, where the context requires, be read and construed throughout so as to incorporate this Amendment.

[Signature page follows.]

The Company and the Members have executed this Amendment to Amended and Restated Limited Liability Company Agreement of DAL Group, LLC as of the Effective Date.

THE COMPANY:		MEMBERS:

DAL GROUP, LLC		DJSP ENTERPRISES, INC.

By:	/s/ Stephen J. Bernstein	By:	/s/ Stephen J. Bernstein
	Stephen J. Bernstein,		Stephen J. Bernstein,
	President and Chief Executive Officer		President and Chief Executive Officer
Dated: December 1, 2010		Dated: December 1, 2010

STERN HOLDING COMPANY – PT, INC.

		By:	/s/ David J. Stern
David J. Stern, President
Dated: December 2, 2010

JEFFREY A. VALENTY

/s/ Jeffrey A. Valenty
Dated:

NAGINA PARTNERS LLC

		By:	/s/ Raj K. Gupta
Raj K. Gupta, President
Dated:

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: December 2, 2010

/s/ David J. Stern
David J. Stern

Law Offices of David J. Stern, P.A.

By:	/s/ David J. Stern
Name:	David J. Stern
Title:	President

Stern Holding Company-PT, Inc. (formerly Professional Title and Abstract Company of Florida, Inc.)

By:	/s/ David J. Stern
Name:	David J. Stern
Title:	President

Stern Holding Company-DS, Inc. (formerly Default Servicing, Inc.)

By:	/s/ David J. Stern
Name:	David J. Stern
Title:	President